UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) July 17, 1998


                                AMPEX CORPORATION
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             (Exact name of registrant as specified in its charter)



Delaware                              0-20292                         13-3667696
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(State or Other                    (Commission)                 (I.R.S. Employer
Jurisdiction of                    File Number)                   Identification
Incorporation)                                                              No.)


                    500 Broadway, Redwood City, CA 94063-3199
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                   (Address of Principal Executive Offices)           (Zip Code)


Registrant's telephone number, including area code (650) 367-2011


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         (Former name or former address, if changed since last report.)



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                    INFORMATION TO BE INCLUDED IN THE REPORT


Item 2.  Acquisition or Disposition of Assets.


                  On July 17, 1998, the Company consummated the acquisition of all the common stock of MicroNet Technology, Inc., a manufacturer of disk arrays and network attached storage products for image-based markets, including the video and commercial pre-press markets (the "MicroNet Acquisition"). The MicroNet Acquisition has been accounted for as a purchase, effective as of July 1, 1998, and the Company has been managing the affairs of MicroNet since that date. In connection with the MicroNet Acquisition, the Company issued 720,000 shares of its Common Stock to MicroNet's shareholders, and acquired MicroNet, subject to approximately $3.5 million of preferred stock, debt of $6.0 million and other liabilities estimated at approximately $3.0 million. The issuance of such shares of Common Stock diluted current stockholders' interests by approximately 1.4%. The Company is not aware of any material relationship between the selling stockholders of MicroNet and the Company, any of its affiliates, any director or officer of the Company, or any of their associates. Preliminary audited financial statements for MicroNet's 1997 fiscal year indicate that MicroNet realized net sales of approximately $32.0 million and a net loss of approximately $13.8 million. Since the beginning of fiscal 1998, MicroNet has substantially reduced its costs and the Company believes that MicroNet has recently been operating on approximately a cash flow break-even level. There can be no assurance that MicroNet will be able to achieve profitable results for the balance of 1998, or that the Company will successfully be able to integrate MicroNet's business or realize any financial benefit therefrom.


Item 5.  Other Events.


                  On July 20, 1998, the Company issued and sold $14,000,000 aggregate principal amount of its 12% Senior Notes due 2003 (the "Notes"). The Notes were issued under an existing Indenture, dated as of January 28, 1998, which contains restrictive covenants on (i) the incurrence of additional senior indebtedness of the Company and its Restricted Subsidiaries (as defined), (ii) payment of dividends on, and redemption of, capital stock and certain subordinated obligations of, the Company, (iii) investments in Unrestricted Subsidiaries (as defined), (iv) sales of assets and subsidiary stock, (v) transactions with affiliates, and (vi) consolidations, mergers and transfers of all or substantially all of the assets of the Company. The Indenture also requires certain mandatory offers to purchase the Notes in the event of a Change of Control (as defined) of the Company and certain sales of assets. The net proceeds of the offering are expected to be used primarily for working capital purposes, and possible investments in or acquisitions of new business, such as MicroNet. The Notes were placed privately with a group of institutional investors in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Act"). The Company has agreed to exchange the Notes for similar Notes registered under the Act and/or to register the Notes under a shelf registration statement. The Company had previously issued a total of $30,000,000 aggregate principal amounts of Senior Notes under the Indenture, having substantially similar terms to the Notes described in this Report.

Item 7.  Financial Statements and Exhibits.


                  (a) and (b). Financial Statements of Business Acquired; Pro Forma Financial Information. The financial statements of MicroNet and related pro forma financial information required to be filed pursuant to Item 7(a) and
(b) will be filed by the Company within 60 days after the date of the filing of this Report.


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                  (c). Exhibits. The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index which appears elsewhere herein and is incorporated herein by reference.



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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be on its behalf by the undersigned hereunto duly authorized.

                                      AMPEX CORPORATION


Date: July 30, 1998             By:    /s/ Craig L. McKibben
                                       ---------------------
                                         Craig L. McKibben
                                         Vice President, Chief Financial Officer
                                         and Treasurer




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                                  EXHIBIT INDEX


Exhibit No.                           Exhibit Description
1.1                                   Purchase Agreement, dated July 17, 1998,
                                      between the Registrant and First Albany
                                      Corporation, as Initial Purchaser (the
                                      "Initial Purchaser")

4.1                                   First Amendment to
                                      Indenture, dated as
                                      of July 2, 1998,
                                      between the
                                      Registrant and IBJ
                                      Schroder Bank & Trust
                                      Company, as trustee

4.2 Exchange and Registration Rights Agreement, dated as of July 20, 1998, between the Registrant and the Initial Purchaser

4.3                                   Acquisition
                                      Agreement, dated as
                                      of June 24, 1998,
                                      among the Registrant
                                      Ampex Holdings
                                      Corporation
                                      ("Holdings") and the
                                      several selling
                                      shareholders named
                                      therein ("Sellers")

4.4 Supplement to Acquisition Agreement, dated June 30, 1998, among the Registrant, Holdings and the Sellers

4.5 Second Supplement to Acquisition Agreement, dated July 16, 1998, among the Registrant, Holdings and the Sellers




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